Exhibit 99.2

COMBIMATRIX CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

CombiMatrix Corporation

Irvine, California

We have audited the accompanying consolidated balance sheets of CombiMatrix Corporation (the “Company”) as of December 31, 2016 and December 31, 2015, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CombiMatrix Corporation as of December 31, 2016 and December 31, 2015, and the consolidated results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States.

/S/ HASKELL & WHITE LLP

Irvine, California

March 3, 2017

COMBIMATRIX CORPORATION

CONSOLIDATED BALANCE SHEETS

As of December 31, 2016 and 2015

(In thousands, except share and per share information)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$2,727	$653
Short-term investments	1,000	3,248
Accounts receivable, net of allowance for doubtful accounts of $232 and $235	3,351	2,682
Supplies	599	418
Prepaid expenses and other assets	174	200

Total current assets	7,851	7,201
Property and equipment, net	597	691
Other assets	30	30

Total assets	$8,478	$7,922

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other	$1,689	$1,591
Current portion, long-term debt	100	193

Total current liabilities	1,789	1,784
Capital lease obligations, net of current portion	50	71
Secured promissory note payable, net of current portion	—	34
Deferred rent	145	177

Total liabilities	1,984	2,066

Commitments and contingencies (Note 9)
Stockholders’ equity:
Convertible preferred stock; $0.001 par value; 5,000,000 shares authorized;
Series E—2,202 shares authorized; none and 2,201.493 issued and outstanding	—	—
Series F—8,000 shares authorized; 969 and none issued and outstanding	—	—
Common stock; $0.001 par value; 50,000,000 shares authorized; 2,673,756 and
845,374 shares issued and outstanding	15	13
Additional paid-in capital	109,068	102,651
Accumulated other comprehensive loss	—	(2)
Accumulated deficit	(102,589)	(96,806)

Total stockholders’ equity	6,494	5,856

Total liabilities and stockholders’ equity	$8,478	$7,922

The accompanying notes are an integral part of these consolidated financial statements.

COMBIMATRIX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2016 and 2015

(In thousands, except share and per share information)

	For the Years Ended December 31,
	2016	2015
Revenues:
Diagnostic services	$12,696	$9,941
Royalties	173	147

Total revenues	12,869	10,088

Operating expenses:
Cost of services	5,787	5,444
Research and development	493	466
Sales and marketing	4,569	4,979
General and administrative	6,013	5,540
Patent amortization and royalties	100	100
Impairment of cost-basis investment	—	97

Total operating expenses	16,962	16,626

Operating loss	(4,093)	(6,538)

Other income (expenses):
Interest income	22	16
Interest expense	(69)	(79)

Total other income (expense)	(47)	(63)

Net loss	$(4,140)	$(6,601)

Deemed dividend from issuing Series F convertible preferred stock and warrants	$(1,877)	$—
Deemed dividend paid for right to repurchase Series E convertible preferred stock	(656)	—
Deemed dividend from issuing and modifying Series E convertible preferred stock and warrants	890	(1,058)

Net loss attributable to common stockholders	$(5,783)	$(7,659)

Basic and diluted net loss per share	$(2.34)	$(7.95)
Deemed dividend from issuing Series F convertible preferred stock and warrants	(1.06)	—
Deemed dividend paid for right to repurchase Series E convertible preferred stock	(0.37)	—
Deemed dividend from issuing and modifying Series E convertible preferred stock and warrants	0.50	(1.27)

Basic and diluted net loss per share attributable to common stockholders	$(3.27)	$(9.22)

Basic and diluted weighted average common shares outstanding	1,768,090	830,835

The accompanying notes are an integral part of these consolidated financial statements.

COMBIMATRIX CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

For the Years Ended December 31, 2016 and 2015

(In thousands, except share and per share information)

	For the Years Ended December 31,
	2016	2015
Net loss	$(4,140)	$(6,601)
Unrealized gain on available-for-sale investments	2	1

Total comprehensive loss	$(4,138)	$(6,600)

The accompanying notes are an integral part of these consolidated financial statements.

COMBIMATRIX CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2016 and 2015

(In thousands, except share information)

	Series E Convertible Preferred Stock		Series F Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balances, December 31, 2014	—	$—	—	$—	737,528	$11	$96,259	$(3)	$(89,147)	$7,120
Issuance of Series E convertible preferred stock and common stock, net	2,201.493	—	—	—	102,800	2	4,681	—	—	4,683
Beneficial conversion feature of Series E convertible preferred stock	—	(890)	—	—	—	—	890	—	—	—
Deemed dividends from issuance of Series E convertible preferred stock	—	890	—	—	—	—	—	—	(890)	—
Deemed dividends from modification of Series E convertible preferred stock and warrants	—	—	—	—	—	—	168	—	(168)	—
Vesting of restricted stock units	—	—	—	—	5,046	—	—	—	—	—
Issuance costs from various securities filings	—	—	—	—	—	—	(34)	—	—	(34)
Non-cash stock compensation	—	—	—	—	—	—	687	—	—	687
Unrealized gain on available-for-sale investments	—	—	—	—	—	—	—	1	—	1
Net loss	—	—	—	—	—	—	—	—	(6,601)	(6,601)

Balances, December 31, 2015	2,201.493	—	—	—	845,374	13	102,651	(2)	(96,806)	5,856
Conversion of Series E convertible preferred stock	(16)	—	—	—	599	—	—	—	—	—
Premium paid to redeem Series E convertible preferred stock	—	—	—	—	—	—	—	—	(656)	(656)
Issuance of Series F convertible preferred stock and warrants, net	—	—	8,000.0	—	—	—	6,885	—	—	6,885
Beneficial conversion feature of Series F convertible preferred stock	—	—	—	(1,877)	—	—	1,877	—	—	—
Deemed dividends from issuance of Series F convertible preferred stock	—	—	—	1,877	—	—	—	—	(1,877)	—
Redemption of Series E convertible preferred stock	(2,185.769)	—	—	—	—	—	(2,186)	—	—	(2,186)
Reversal of Series E deemed dividend	—	—	—	—	—	—	(890)	—	890	—
Conversions of Series F convertible preferred stock	—	—	(7,031.0)	—	1,816,827	2	(2)	—	—	—
Vesting of restricted stock units	—	—	—	—	10,956	—	—	—	—	—
Non-cash stock compensation	—	—	—	—	—	—	733	—	—	733
Unrealized gain on available-for-sale investments	—	—	—	—	—	—	—	2	—	2
Net loss	—	—	—	—	—	—	—	—	(4,140)	(4,140)

Balances, December 31, 2016	—	$—	969.0	$—	2,673,756	$15	$109,068	$—	$(102,589)	$6,494

The accompanying notes are an integral part of these consolidated financial statements.

COMBIMATRIX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2016 and 2015

(In thousands)

	For the Years Ended December 31,
	2016	2015
Operating activities:
Net loss	$(4,140)	$(6,601)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	258	297
Non-cash stock compensation	733	687
Provision for bad debts	465	277
Impairment of cost-basis investment	—	97
Changes in assets and liabilities:
Accounts receivable	(1,134)	(823)
Supplies, prepaid expenses and other assets	(180)	(83)
Accounts payable, accrued expenses and other	98	419

Net cash flows from operating activities	(3,900)	(5,730)

Investing activities:
Purchase of property and equipment	(157)	(72)
Purchase of available-for-sale investments	(8,497)	(4,000)
Sale of available-for-sale investments	10,747	4,980

Net cash flows from investing activities	2,093	908

Financing activities:
Proceeds from issuance of Series F convertible preferred stock and common stock warrants	8,000	—
Costs from issuance of Series F convertible preferred stock and common stock warrants	(1,089)	(26)
Repurchase of Series E convertible preferred stock and dividends	(2,842)	—
Proceeds from issuance of Series E convertible preferred stock, common stock and warrants	—	4,900
Costs from issuance of Series E convertible preferred stock, common stock and warrants	—	(217)
Issuance costs from various securities filings	—	(8)
Repayments of long-term debt	(188)	(184)

Net cash flows from financing activities	3,881	4,465

Increase (decrease) in cash and cash equivalents	2,074	(357)
Cash and cash equivalents, beginning	653	1,010

Cash and cash equivalents, ending	$2,727	$653

Cash paid in interest expense	$26	$40

Non-cash investing and financing activities:
Property and equipment purchased on capital leases	$40	$72

Deemed dividends from issuing Series F convertible preferred stock and warrants	$1,877	$—

Deemed dividends from issuing and modifying Series E convertible preferred stock and warrants	$(890)	$1,058

Warrant modifications recognized as non-cash Series E offering-related costs	$—	$336

Tenant improvements recognized as deferred rent	$—	$164

The accompanying notes are an integral part of these consolidated financial statements.

COMBIMATRIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

CombiMatrix Corporation (the “Company,” “we,” “us” and “our”) was originally incorporated in October 1995 as a California corporation and later reincorporated as a Delaware corporation in September 2000. In December 2002, we merged with, and became a wholly owned subsidiary of Acacia Research Corporation (“Acacia”), and in August 2007, we split-off from Acacia and became publicly traded on The NASDAQ Stock Market. As a result of the split-off, we ceased to be a subsidiary of, or affiliated with, Acacia.

Description of the Company

We are a family health-focused clinical molecular diagnostic laboratory specializing in pre-implantation genetic screening, prenatal diagnosis, miscarriage analysis, and pediatric developmental disorders. We strive to provide best-in-class clinical laboratory support to healthcare professionals, allowing them to maximize the clinical utility of their patients’ test results and to optimize patient care. Our testing focuses on advanced technologies, including single nucleotide polymorphism, or SNP, chromosomal microarray analysis, next generation sequencing, fluorescent in situ hybridization and high resolution karyotyping. Our approach to testing is to offer sophisticated technology along with high-quality clinical support to our ordering physicians and their patients. Our laboratory facilities and corporate headquarters are located in Irvine, California.

We also own a one-third minority interest in Leuchemix, Inc. (“Leuchemix”), a private drug development company focused on developing a series of compounds to address a number of oncology-related diseases.

Reverse Stock Split

On January 29, 2016, we filed a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a reverse split of our common stock at a ratio of one-for-fifteen (the “Reverse Stock Split”), which became effective at the close of business on that day. As a result, each share of CombiMatrix common stock outstanding as of January 29, 2016 was automatically changed into one-fifteenth of a share of common stock. No fractional shares were issued in connection with the Reverse Stock Split, and cash paid to stockholders for potential fractional shares was insignificant. The number of shares of common stock subject to outstanding options, warrants and convertible securities were also reduced by a factor of fifteen as of January 29, 2016. All historical share and per share amounts reflected throughout this document have been adjusted to reflect the Reverse Stock Split. The authorized number of shares and the par value per share of our common stock were not affected by the Reverse Stock Split.

Going Concern Analysis

We have a history of incurring net losses and net operating cash flow deficits. We are also deploying new technologies and continue to develop new and improve existing commercial diagnostic testing services and related technologies. As a result, these conditions raised substantial doubt regarding our ability to continue as a going concern beyond 2017. However, as of December 31, 2016, we had cash, cash equivalents and short-term investments of $3.7 million. Also, the combination of continued revenue and cash reimbursement growth as we have seen over the past several quarters, coupled with improved gross margins and cost containment of expenses leads management to believe that it is probable that the Company’s cash resources will be sufficient to meet our cash requirements through and beyond the fourth quarter of 2017, where we anticipate to achieve cash flow break-even status. If necessary, management also believes that it is probable that external sources of debt and/or equity financing could be obtained based on management’s history of being able to raise capital coupled with current favorable market conditions. As a result of both management’s plans and current favorable trends in improving cash flow, we believe the initial conditions which raised substantial doubt regarding our ability to continue as a going concern have been alleviated. Therefore, the accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern.

COMBIMATRIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the matters discussed herein. While we believe in the viability of our strategy to generate sufficient revenue and cash reimbursement, control costs and our ability to raise additional funds if necessary, there can be no assurances to that effect. Our ability to continue as a going concern is dependent upon our ability to further implement our business plan, generate sufficient revenues and cash reimbursement and to control operating expenses.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Principles and Fiscal Year End. The consolidated financial statements and accompanying notes are prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”). We have a December 31 year-end.

Use of Estimates. The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Basis of Presentation and Principles of Consolidation. The accompanying consolidated financial statements include the accounts of the Company and our wholly owned subsidiaries. Investments for which we possess the power to direct or cause the direction of the management and policies, either through majority ownership or other means, are accounted for under the consolidation method. Material intercompany transactions and balances have been eliminated in consolidation. Investments in companies in which we maintain an ownership interest of 20% to 50% or exercise significant influence over operating and financial policies are accounted for under the equity method. The cost method is used where we maintain ownership interests of less than 20% and do not exercise significant influence over the investee.

Revenue Recognition. We recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been performed, (iii) amounts are fixed or determinable and (iv) collectability of amounts is reasonably assured.

Service revenues from providing diagnostic tests are recognized when the testing process is complete and test results are reported to the ordering physician or clinic. These diagnostic services are billed to various payors, including third-party commercial insurance companies, healthcare institutions, government payors including various state Medicaid programs, and individuals. We report revenues from contracted payors based on a contractual rate, or in the case of state Medicaid contracts, published fee schedules for our tests. We report revenues from non-contracted payors based on the amounts expected to be collected. The differences between the amounts billed and the amounts expected to be collected from non-contracted payors are recorded as contractual allowances to arrive at net recognized revenues. The expected revenues from non-contracted payors are based on the historical collection experience of each payor or payor group, as appropriate, and also take into account recent collection trends. In each reporting period, we review our historical collection experience for non-contracted payors and adjust our expected revenues for current and subsequent periods accordingly. We also recognize additional revenue from actual cash payments that exceed amounts initially recognized, in the period the payments are received. Because a substantial portion of our revenues is from non-contracted third-party payors, it is likely that we will be required to make adjustments to accounting estimates with respect to contractual allowances in the future, which may positively or adversely affect our results of operations. In all cases described above, we report revenues net of any applicable statutory taxes collected from customers, as applicable. For the years ended December 31, 2016 and 2015, no single customer represented 10% or more of our revenues.

COMBIMATRIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Cash Equivalents and Short-Term Investments. We consider all highly liquid investments purchased with maturities of three months or less when purchased to be cash equivalents. Short-term investments consist of fixed income investments with maturities between three and 12 months and other highly liquid investments that can be readily purchased or sold using established markets. These investments are classified as available-for-sale and are reported at fair value on the Company’s consolidated balance sheets. Unrealized holding gains and losses are reported within comprehensive loss in the consolidated statements of comprehensive loss. Fair value is based on available market information including quoted market prices, broker or dealer quotations or other observable inputs. If a decline in the fair value of a short-term investment below our cost basis is determined to be other than temporary, such investment is written down to its estimated fair value as a new cost basis and the amount of the write-down is included in earnings as an impairment charge. To date, no permanent impairment charges have been realized or recorded.

Fair Value Measurements. We measure fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. We utilize a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1: Observable market inputs such as quoted prices in active markets;

•	Level 2: Observable market inputs, other than the quoted prices in active markets, that are observable either directly or indirectly, such as quoted prices for similar assets or liabilities; and

•	Level 3: Unobservable inputs where there is little or no market data, which require the reporting entity to develop its own assumptions.

We classify our cash equivalents within the fair value hierarchy as Level 1 as these assets are valued using quoted prices in active markets for identical assets at the measurement date. We classify short-term investments within the fair value hierarchy as Level 2, primarily utilizing broker quotes in a non-active market for valuation of these investments. Financial instruments that contain valuation inputs that are not readily determinable from active markets or from similar securities trading in active markets, such as derivative financial instruments, are classified within the fair value hierarchy as Level 3.

Impairment of Long-Lived Assets. Long-lived assets and intangible assets are reviewed for potential impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. In the event the sum of the expected undiscounted future cash flows resulting from the use of the asset is less than the carrying amount of the asset, an impairment loss equal to the excess of the asset’s carrying value over its fair value is recorded. If an asset is determined to be impaired, the loss is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows.

During 2015, management determined that the carrying value of a cost-basis investment in the stock of a privately held company was impaired, resulting in a one-time, non-cash impairment charge of $97,000 for the year ended December 31, 2015.

Derivative Financial Instruments. We evaluate financial instruments for freestanding or embedded derivatives. Derivative instruments that do not qualify for permanent equity classification are recorded as liabilities at fair value, with changes in value recognized as other income (expense) in the consolidated statements of operations in the period of change. Derivative liabilities are categorized as either short-term or long-term based upon management’s estimates as to when the derivative instrument may be realized or based upon the holder’s ability to realize the instrument.

COMBIMATRIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Concentration of Credit Risks. Cash and cash equivalents are invested in deposits with certain financial institutions and may, at times, exceed federally insured limits. We have not experienced any significant losses on our deposits of cash and cash equivalents. We do not believe that we are exposed to significant credit risk on cash and cash equivalents or on our short-term investments. Accounts receivable from two commercial insurance carriers of $441,000 for Carrier A and $402,000 for Carrier B exceeded 10% of our total accounts receivable balance as of December 31, 2016, and accounts receivable from Carrier B of $316,000 exceeded 10% of our total accounts receivable balance as of December 31, 2015.

Substantially all of the components and raw materials used in providing our testing services, including array slides and reagents, are currently provided to us from a limited number of sources or in some cases from a single source. Although we believe that alternative sources for those components and raw materials are available, any supply interruption in a sole-sourced component or raw material might result in up to a several-month production delay and materially harm our ability to provide testing services until a new source of supply, if any, could be located and qualified.

Accounts Receivable and Allowance for Doubtful Accounts. For our contracted third-party payors, governmental payors or direct-bill customers, accounts receivable are stated at principal amounts and are primarily comprised of amounts contractually due from customers for services performed. For our non-contracted customers, accounts receivable are stated at amounts expected to be collected based on historical collection experience with the third-party payor. The payment realization cycle for certain governmental and commercial insurance payors can be lengthy, involving denial, appeal and adjudication processes, and is subject to periodic adjustments that may be significant. Accounts receivable are periodically written off when identified as uncollectible after appropriate collection efforts have been exhausted. Such write-offs increase the contractual allowances (which reduce revenues) for those accounts in the period of adjustment. Collection of governmental, private health insurer, and client receivables are generally a function of providing complete and correct billing information to the insurers and clients within the filing deadlines required by each payor.

Collection of receivables due from patients and private-pay clients is generally subject to increased credit risk due to credit-worthiness or inability to pay. For these customers, an allowance for doubtful accounts is recorded for estimated uncollectible amounts, and involves significant assumptions and judgments. Specifically, the allowance for doubtful accounts is adjusted periodically and is principally based upon specific identification of past due or disputed accounts. We also review the age of receivables to assess our allowance at each period end. Additions to the allowance for doubtful accounts are charged to bad debt expense as a component of general and administrative expenses in the consolidated statements of operations.

Supplies. Supplies inventory, which consists primarily of raw materials to be used in the production of the arrays we use for our tests, is stated at the lower of cost or net realizable value using the first-in, first-out method.

Property and Equipment. Property and equipment is recorded at cost. Additions and improvements that increase the value or extend the life of an asset are capitalized. Maintenance and repairs are expensed as incurred. Disposals are removed at cost less accumulated depreciation or amortization and any gain or loss from disposition is reflected in the consolidated statements of operations in the period of disposition. Depreciation is computed on a straight-line basis over the following estimated useful lives of the assets:

Laboratory equipment	3 to 5 years
Furniture and fixtures	5 to 7 years
Computer hardware and software	3 years
Leasehold improvements	Lesser of lease term or useful life of improvement

COMBIMATRIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Certain leasehold improvements, furniture and equipment held under capital leases are classified as property and equipment and are amortized over their useful lives using the straight-line method. Lease amortization is included in depreciation expense.

Stock-Based Compensation. The compensation cost for all employee stock-based awards is measured at the grant date, based on the fair value of the award, and is recognized as an expense, on a straight-line basis, over the employee’s requisite service period (generally the vesting period of the equity award) which is generally four years. The fair value of each stock option award is estimated on the date of grant using a Black-Scholes option valuation model. The fair value of each restricted stock unit (“RSU”) award is based on the number of shares granted and the closing price of our common stock as reported on the NASDAQ Capital Market on the date of grant. Stock-based compensation expense is recognized only for those awards that are expected to vest using an estimated forfeiture rate. We estimate pre-vesting option forfeitures at the time of grant and reflect the impact of estimated pre-vesting option forfeitures in compensation expense recognized.

The weighted average assumptions used to estimate the fair value of stock option awards granted during the year-ended December 31, 2015 are noted in the table below. There were no stock option awards granted to our employees during 2016, however as noted in Note 12, there were 6,832 stock options granted to non-employee consultants. Expected volatility is based on the separate historical volatility of the market prices of our common stock. The risk-free rate for the expected term, using the simplified method, of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	For the Years Ended December 31,
	2016	2015
Risk free interest rate	—	1.8%
Volatility	—	107.3%
Expected term	—	6.3
Expected dividends	—	0%

Stock-based compensation expense for 2016 and 2015 attributable to our functional expense categories from stock option and RSU awards vesting during the periods presented was as follows (in thousands):

	For the Years Ended December 31,
	2016	2015
Cost of services	$41	$32
Research and development	—	—
Sales and marketing	76	61
General and administrative	616	594

Total non-cash stock compensation	$733	$687

Research and Development Expenses. Prior to launching a new test or modifying and upgrading an existing test, extensive laboratory validations consistent with the various regulations that govern our industry must be performed. As a result, research and development expenses include labor, laboratory supplies and other development costs required to maintain and improve our existing suite of diagnostic test offerings as well as to investigate and develop new tests. Costs to acquire technologies which are utilized in research and development and which have no alternative future use are expensed when incurred. Software developed for use in our services is expensed as incurred until both (i) technological feasibility for the software has been established and (ii) all research and development activities for the other components of the system have been completed. We believe

COMBIMATRIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

these criteria are met after we have received evaluations from third-party test sites and completed any resulting modifications to the services. Expenditures to date have been classified as research and development expense.

Advertising. Costs associated with marketing and advertising of our services are expensed as incurred. For the years ended December 31, 2016 and 2015, we incurred marketing and advertising expenses of $220,000 and $366,000, respectively.

Income Taxes. We recognize income taxes on an accrual basis based on tax positions taken or expected to be taken in our tax returns. A tax position is defined as a position in a previously filed tax return or a position expected to be taken in a future tax filing that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions are recognized only when it is more likely than not (i.e., likelihood of greater than 50%), based on technical merits, that the position would be sustained upon examination by taxing authorities. Tax positions that meet the more likely than not threshold are measured using a probability-weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our consolidated financial statements or tax returns. A valuation allowance is established to reduce deferred tax assets if all, or some portion, of such assets will more than likely not be realized. Should they occur, our policy is to classify interest and penalties related to tax positions as income tax expense. Since our inception, no such interest or penalties have been incurred, however.

Other Comprehensive Loss. Components of comprehensive loss include unrealized gains and losses on short-term investments and are included in the consolidated statements of comprehensive loss.

Segments. We have determined that we operate in one segment for financial reporting purposes.

Net Loss Per Share. Basic and diluted net loss per share has been computed by dividing the net loss by the weighted average number of common shares issued and outstanding during the periods presented. Options and warrants to purchase CombiMatrix stock as well as preferred stock convertible into shares of common stock are anti-dilutive and therefore are not included in the determination of the diluted net loss per share. The following table reflects the excluded dilutive securities:

	For the Years Ended December 31,
	2016	2015
Common stock options	64,633	69,995
Restricted stock units	116,301	38,795
Common stock warrants	2,701,754	643,317
Series E preferred stock convertible into common stock	—	83,871
Series F preferred stock convertible into common stock	250,236	—

Excluded potentially dilutive securities	3,132,924	835,978

Recent Accounting Pronouncements. In November 2016, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance governing restricted cash, which requires entities to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash

COMBIMATRIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

and restricted cash equivalents in the statement of cash flows. The amendments in this guidance should be applied using a retrospective transition method to each period presented. This guidance is effective for annual periods beginning after December 15, 2017, and interim periods within those fiscal years with early adoption permitted, including adoption in an interim period. We do not expect the adoption of this guidance to have a material impact on our consolidated statements of cash flows.

In August 2016, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance aimed at reducing the existing diversity in GAAP regarding how certain cash receipts and cash payments are classified in the statement of cash flows. The new guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is also permitted. We do not expect the adoption of this guidance to have a material impact on our consolidated statements of cash flows.

In March 2016, the FASB issued guidance regarding employee share-based payment accounting. The guidance is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact, classification on the statement of cash flows and provides the choice for companies to estimate forfeitures during the vesting period of an award (which is required under current GAAP) or recognize forfeitures at the time an award is canceled and forfeited. The standard is effective for us on January 1, 2017. We have elected to change our policy regarding forfeitures to recognize if and when an award is canceled and forfeited rather than estimating forfeitures up front. We have implemented this policy change using the modified retrospective approach, on January 1, 2017. The impact from implementing this policy change was to reduce retained earnings and increase additional paid-in capital by $57,000.

In February 2016, the FASB issued guidance regarding leases, which requires lessees to recognize on the balance sheet a right-of-use asset, representing their right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. The guidance also requires qualitative and quantitative disclosures designed to assess the amount, timing and uncertainty of cash flows arising from leases. The guidance requires the use of a modified retrospective transition approach, which includes a number of optional practical expedients that entities may elect to apply. The guidance is effective for us beginning January 1, 2019, and we are currently evaluating the impact that this guidance will have on our consolidated financial statements.

In January 2016, the FASB issued accounting guidance regarding recognition and measurement of financial assets and financial liabilities. This guidance enhances the reporting model for financial instruments, which includes amendments to address aspects of recognition, measurement, presentation and disclosure. The guidance is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those annual periods. We do not expect the adoption of this guidance to have a significant impact on our consolidated financial statements.

In July 2015, the FASB issued accounting guidance regarding simplifying the measurement of inventory. The new guidance applies only to inventory for which cost is determined by methods other than last-in, first-out and the retail inventory method, which includes inventory that is measured using first-in, first-out or average cost. Inventory within the scope of this standard is required to be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The new standard will be effective for us on January 1, 2017. We do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.

In May 2014, the FASB issued new accounting guidance regarding revenue recognition from contracts with customers, which when effective will supersede existing revenue recognition requirements and will eliminate most industry-specific guidance from GAAP. The core principle of the new guidance is to require an entity to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

recognize as revenue the amount that reflects the consideration to which it expects to be entitled in exchange for goods or services as it transfers control to its customers. The new guidance requires additional qualitative and quantitative disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. An entity can apply the new guidance retrospectively to each prior reporting period presented (i.e., the full retrospective method) or retrospectively with the cumulative effect of initially applying the standard recognized at the date of initial application in retained earnings. As originally issued, the new revenue recognition standard would be effective for us beginning January 1, 2017. However, in 2015, the FASB voted to defer the effective date of the new guidance for one year. We have begun a detailed assessment of the impact that this guidance will have on our consolidated financial statements, and our analysis is currently ongoing. We will adopt the new guidance beginning January 2018.

Reclassifications. Certain comparative figures in 2015 have been reclassified to conform to the current year’s presentation. These reclassifications were immaterial, both individually and in the aggregate.

3. CASH AND SHORT-TERM INVESTMENTS

As of December 31, 2016 and 2015, we held $2.7 million and $653,000 in cash and cash equivalents and $1.0 million and $3.2 million of short-term investments, respectively, which are reported at fair value. Cash, cash equivalents and short-term investments consisted of the following as of December 31, 2016 and 2015 (in thousands):

	December 31, 2016				December 31, 2015
		Unrealized		Fair Value		Unrealized		Fair Value
	Cost	Gain	Loss		Cost	Gain	Loss
Cash and money market securities	$2,727	$—	$—	$2,727	$653	$—	$—	$653
Commercial paper	500	—	—	500	—	—	—	—
Certificates of deposit	500	—	—	500	3,250	—	(2)	3,248

	$3,727	$—	$—	$3,727	$3,903	$—	$(2)	$3,901

There were no realized gains or losses for the years ended December 31, 2016 and 2015.

4. FAIR VALUE MEASUREMENTS

The following table summarizes, for each major category of financial assets or liabilities measured on a recurring basis, the respective fair value at December 31, 2016 and 2015, and the classification by level of input within the fair value hierarchy defined above (in thousands):

		Fair Value Measurements
December 31, 2016	Total	Level 1	Level 2	Level 3
Cash equivalents	$1,735	$1,735	$—	$—
Short-term investments	1,000	—	1,000	—

Total	$2,735	$1,735	$1,000	$—

		Fair Value Measurements
December 31, 2015	Total	Level 1	Level 2	Level 3

Cash equivalents	$99	$99	$—	$—
Short-term investments	3,248	—	3,248	—

Total	$3,347	$99	$3,248	$—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5. PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

	December 31,
	2016	2015
Laboratory equipment	$1,677	$1,547
Computer hardware and software	265	261
Furniture and fixtures	47	45
Leasehold improvements	396	396

	2,385	2,249
Less—accumulated depreciation and amortization	(1,788)	(1,558)

	$597	$691

Depreciation and amortization expense was $290,000 and $276,000 for the years ended December 31, 2016 and 2015, respectively. The net book value of assets under capital lease obligations was $129,000 and $156,000 as of December 31, 2016 and 2015, respectively.

6. BALANCE SHEET COMPONENTS

Accounts payable, accrued expenses and other accrued expenses consist of the following (in thousands):

	December 31,
	2016	2015
Accounts payable	$542	$713
Payroll and other employee benefits	540	324
Accrued paid time off	272	237
Royalties	322	285
Other accrued expenses	13	32

	$1,689	$1,591

7. INCOME TAXES

The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred assets and liabilities consist of the following (in thousands):

	December 31,
	2016	2015
Deferred tax assets:
Deferred settlement costs	$180	$492
Stock-based compensation	674	543
Accrued liabilities and other	509	516
Net operating loss carryforwards and credits	68,186	67,350

Total deferred tax assets	69,549	68,901
Less: valuation allowance	(69,528)	(68,891)

Deferred tax assets, net of valuation allowance	21	10
Deferred tax liabilities:
Depreciation and amortization	(21)	(10)

Net deferred tax liability	$—	$—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

A reconciliation of the federal statutory income tax rate and the effective income tax rate is as follows:

	December 31,
	2016	2015
Statutory federal tax rate	(34%)	(34%)
Impact on state tax rates	(2%)	(2%)
Stock compensation	3%	0%
Valuation allowance	32%	34%
Other non deductible permanent items	1%	2%

	0%	0%

At December 31, 2016 and 2015, we had net deferred tax assets totaling approximately $69.5 million and $68.9 million, respectively. These assets are offset by valuation allowances due to our determination that the criteria for asset recognition have not been met, as well as by deferred tax liabilities. At December 31, 2016, we had federal net operating loss carryforwards of approximately $180 million, which begin to expire in 2017 through 2035. In addition, we have tax credit carryforwards of approximately $5.2 million. Utilization of net operating loss carryforwards and tax credit carryforwards are subject to the “change of ownership” provisions under Section 382 of the Internal Revenue Code. The amount of such limitations has not been determined. Also, given that our net operating losses have yet to be utilized, all previous tax years remain open to examination by Federal authorities and other jurisdictions in which we operate. We have no unrecognized tax benefits as of December 31, 2016 and 2015.

8. SECURED PROMISSORY NOTE

On May 20, 2014 (“Execution Date”), we executed a secured promissory note (the “Note”) with ACC Investment Ltd. in the amount of $350,000, payable in equal amortized payments over a thirty-six month period (the “Term”) from the Execution Date. The Note bears an annual interest rate of 10% and is secured by certain laboratory equipment used in our microarray services business. Legal and other closing costs totaling $22,000 were capitalized with the Note and are being amortized over the Term as interest expense. As of December 31, 2016 and 2015, the fair value of the Note approximated its carrying value. As of December 31, 2016 and 2015, components of the Note were as follows (in thousands):

	December 31,
	2016	2015
Carrying value	$44	$168
Unamortized legal and closing costs	(2)	(10)

	42	158
Less- current portion	(42)	(124)

Long-term portion	$—	$34

9. COMMITMENTS AND CONTINGENCIES

Leases

On October 24, 2014, we entered into an Amendment No. 6 to the Lease (the “Amendment”) with PPC Goddard Investment, LLC (the “Landlord”), concerning our existing building lease for laboratory space and corporate offices in Irvine, California. The Amendment, in part (i) extends the term of the Lease by five years

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

until January 31, 2020; (ii) provides for monthly base rent (excluding allocated common area expenses) of $1.00 per square foot per month for the first year, increasing by $0.05 per year thereafter throughout the term of the lease to a maximum of $1.20 per square foot per month in the fifth year of the lease; (iii) provides for certain tenant improvements to be provided by the Landlord at no cost to us; (iv) at our choosing, provides for an early termination after thirty-six months upon payment by us of the Landlord’s unamortized tenant improvement cost and unamortized brokerage commissions payable in connection with the Amendment at an interest rate of eight percent; and (v) provides for a period of abated rent for the first three months of the renewal period (or February 1, 2015 through April 30, 2015). Pursuant to the Amendment, the monthly base rent together with the current estimated monthly common area expense of $0.85 per square foot will result in an aggregate monthly expense of approximately $22,500 for the first year, assuming no increase in the monthly common area expense, and increasing to approximately $25,000 per month for the fifth year, assuming we do not exercise our option to terminate the lease after thirty-six months, and assuming no increase in the monthly common area expense.

At December 31, 2016, we had nine capital leases for laboratory equipment with original purchase amounts totaling $219,000 and with useful lives of five years. As of December 31, 2016, the remaining lease obligations (including interest charges) were $118,000 with minimum future lease payments shown below. The weighted average interest rate on the capital lease obligations was 7.8%, based on remaining lease obligations as of December 31, 2016. The fair value of the capital lease obligations was not significantly different from their carrying amounts for all periods presented.

Future minimum lease payments for all of our facilities and leased equipment are as follows (in thousands):

Years ending December 31:
	Operating Leases	Capital Leases	Total
2017	$160	$65	$225
2018	167	37	204
2019	175	16	191
2020	15	—	15

Total minimum lease payments	$517	118	$635

Less- imputed interest		(10)

Present value of capital lease obligations		108
Less- current portion		(58)

Capital lease obligations, net of current portion		$50

Rent expense for the years ended December 31, 2016 and 2015 was $256,000 and $258,000, respectively.

Executive Severance

We provide certain severance benefits such that if an executive officer of CombiMatrix Corporation is terminated for other than cause, death or disability, the executive will receive payments equal to three months’ base salary plus medical and dental benefits. In addition, we have implemented a Restated Executive Change of Control Severance Plan (as amended, the “Severance Plan”) that affects certain of our senior management-level employees who are classified as “Section 16 Officers” of the Company. Pursuant to the Severance Plan, if a participating employee is involuntarily terminated (other than for death, disability or for cause) or resigns for “good reason” (as defined in the Severance Plan) during the two-year period following a “change of control” (as defined in the Severance Plan) of the Company, then, subject to execution of a release of claims against the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Company, the employee will be entitled to receive: (i) one-half times annual base salary (one times annual base salary for the CEO); (ii) immediate vesting of outstanding compensatory equity awards; and (iii) payment of COBRA premiums for the participating employee and eligible dependents for a pre-determined period of time. Payment of benefits under the Severance Plan will be limited by provisions contained in Section 409A of the U.S. Internal Revenue Code. The Severance Plan is administered by a plan administrator, which initially is the Compensation Committee of the Board of Directors. In order to participate in the Severance Plan, an eligible employee must waive any prior retention or severance agreements. The Severance Plan automatically renews annually unless terminated upon 12 months prior written notice.

On December 2, 2015, our Board of Directors adopted a Transaction Bonus Plan (the “Transaction Bonus Plan”). The Transaction Bonus Plan provides for certain bonus payments to be made, upon the consummation of a qualifying change of control transaction, to certain employees of the Company as shall be determined from time to time by the Compensation Committee of our Board of Directors. The aggregate value of the bonuses payable under the Transaction Bonus Plan shall be the greater of (i) $1,000,000 or (ii) ten percent of the net proceeds received in connection with a qualifying change of control transaction, and the percentage of such bonus pool awarded to each eligible participant shall be determined from time to time by our Compensation Committee.

Litigation

In 2002, we entered into a settlement agreement with Nanogen, Inc. (“Nanogen”) to settle all pending litigation between the parties. Pursuant to the terms of the settlement agreement, we agreed to make quarterly payments to Nanogen equal to 12.5% of total sales of products developed by us and our affiliates based on the patents that had been in dispute in the litigation, up to an annual maximum amount of $1.5 million. The minimum quarterly payments under the settlement agreement are $25,000 per quarter until the patents expire in 2018. Royalty expenses recognized under the agreement were $100,000 in each of the years ended December 31, 2016 and 2015, and are included in patent amortization and royalties in the accompanying consolidated statements of operations.

From time to time, we are subject to other claims and legal actions that arise in the ordinary course of business. We believe that the ultimate liability with respect to these claims and legal actions, if any, will not have a material effect on our financial position, results of operations or cash flows. Any legal costs resulting from claims or legal actions are expensed as incurred.

10. RETIREMENT SAVINGS PLAN

We have an employee savings and retirement plan under section 401(k) of the Internal Revenue Code (the “Retirement Plan”). The Retirement Plan is a defined contribution plan in which eligible employees may elect to have a percentage of their compensation contributed to the Retirement Plan, subject to certain guidelines issued by the Internal Revenue Service. We may contribute to the Retirement Plan at the discretion of our board of directors. There were no contributions made by us during any of the years presented.

11. STOCKHOLDERS’ EQUITY

On April 28, 2015, our stockholders approved all ballot measures of a special meeting proxy, which included the approval to increase our authorized capital stock from 25 million shares to 50 million shares. Our authorized capital was not affected by the Reverse Stock Split.

On June 17, 2015, our stockholders approved all ballot measures of our annual meeting proxy, which included an increase to the common stock share reserves under our 2006 Stock Incentive plan from 133,333 shares to 200,000 shares.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

As previously discussed above, on January 29, 2016, we filed a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the one-for-fifteen Reverse Stock Split. The following discussion regarding shares of common stock and per share amounts are reflective of the Reverse Stock Split.

Series A through E Convertible Preferred Stock and Warrant Financings

Between 2012 and 2015, we executed several financing transactions whereby we issued convertible preferred stock and warrants to purchase common stock to investors. As of December 31, 2016, none of the Series A through E convertible preferred stock remained outstanding. For as long as the Series A warrants remain unexercised through their expiration date, except under certain permitted circumstances, we may not issue, or enter into any agreement to issue, common stock or common stock equivalents at a price per share below the $73.65 exercise price of the Series A warrants, unless waivers from the Series A investors are obtained. Until the time that less than 7.5% of the Series B, C and E warrants remain unexercised through their expiration date, except under certain permitted circumstances, we may not issue, or enter into any agreement to issue, common stock or common stock equivalents at prices per share below the $29.55, $29.55 and $32.51 exercise prices of the Series B, C and E warrants, respectively, unless waivers from the Series B, C and E investors are obtained. In addition, until there are no longer Series A, C and E warrants outstanding we may not sell any variable rate securities except for certain exempt issuances.

Series E Convertible Preferred Stock Financing

On February 13, 2015, we and certain accredited institutional pre-existing investors (the “Series E Investors”) entered into a securities purchase agreement (the “Series E Purchase Agreement”), pursuant to which we sold 102,800 shares of common stock at a price of $26.25 per share, 2,201.493 shares of Series E 6% Convertible Preferred Stock (the “Series E Preferred Stock”) and warrants to purchase 46,676 shares of common stock initially at an exercise price of $29.55 per share, which was the consolidated closing bid price of our common stock on NASDAQ immediately prior to entering into the Series E Purchase Agreement (the “Series E Warrants”, and the transactions contemplated by the Series E Purchase Agreement, the “Series E Financing”). The Series E Preferred Stock and Series E Warrants were sold in a fixed combination consisting of one share of Series E Preferred Stock and a Series E Warrant to purchase approximately 21.1977 shares of common stock. Each fixed combination of Series E Preferred Stock and Series E Warrants were sold at a price of $1,000. The Series E Preferred Stock sold was convertible into 83,871 shares of common stock at an initial conversion price of $26.25 per share. The closing under the Series E Purchase Agreement occurred on February 18, 2015 (the “Series E Closing Date”), where we received gross proceeds of $4.9 million from the Series E Investors. After closing-related costs and expenses, net proceeds from the Series E Financing were approximately $4.7 million. Given that the effective conversion price of the Series E Preferred Stock, inclusive of amounts allocated to common stock and Series E Warrants, was below the closing market price of our common stock at the time of the Series E Closing Date, we recognized a beneficial conversion feature in the amount of $890,000. Since the Series E Preferred Stock was immediately convertible into common stock, the beneficial conversion feature was treated as a deemed dividend charged to retained earnings.

The Series E Warrants issued have a 5 1⁄2 year term and have a cashless exercise provision in the event there is no effective registration statement covering the common stock issuable upon exercise of the Series E Warrants. The Series E Warrants are not subject to price based anti-dilution protection. See below for modifications made to the Series E Preferred Stock and the Series E Warrants.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Private Placement Warrant Financing

Substantially concurrently with the closing of the Series E Financing, on February 13, 2015, we entered into a separate securities purchase agreement (the “Warrant Purchase Agreement”) with selected accredited institutional pre-existing investors (the “Private Placement Investors”), pursuant to which we agreed to sell to the Private Placement Investors warrants to purchase 102,678 shares of Common Stock (the “Private Placement Warrants”, and the transactions contemplated by the Warrant Purchase Agreement, the “Warrant Financing”). In consideration of an aggregate of $1,000, we had agreed to sell the Private Placement Warrants, which would not be issued unless and until our stockholders approved amending our Certificate of Incorporation to increase our authorized common stock to permit the issuance of the common stock issuable upon exercise of the Private Placement Warrants (the “Charter Amendment”). We estimated the fair value of the Private Placement Warrants using the Black-Scholes valuation model to be $1.82 million, which was classified as a warrant subscription payable within additional paid-in capital in our consolidated balance sheet using the following assumptions: (i) closing stock price and Private Placement Warrants contractual exercise price; (ii) 5.5 year term; (iii) historical volatilities commensurate with the term of the Private Placement Warrants of 113.2%; and (iv) risk-free interest rates commensurate with the term of the Private Placement Warrants of 1.5%. We allocated the proceeds received from the Series E Financing to the Private Placement Warrants based on the relative fair value of the instruments issued to the Series E Investors. As a result of the special stockholders meeting held on April 28 2015, we issued the Private Placement Warrants to the Private Placement Investors and the warrant subscription payable was reclassified to additional paid-in capital.

Each Private Placement Warrant initially had an exercise price of $32.505 per share of common stock (subject to adjustment for stock splits and the like), which was 110% of the consolidated closing bid price of our common stock on NASDAQ immediately prior to entering into the Warrant Purchase Agreement, and is exercisable at any time after the six month anniversary of entering into the Warrant Purchase Agreement and on or prior to the close of business on the five year anniversary of the initial exercise date, subject to a beneficial ownership limitation. The Private Placement Warrants are not subject to price based anti-dilution protection. If, at the time of exercise of a Private Placement Warrant, there is no effective registration statement registering for resale the shares of common stock issuable upon exercise of the Private Placement Warrant, the holder may exercise the Private Placement Warrant on a cashless basis. When exercised on a cashless basis, a portion of the Private Placement Warrant is canceled in payment of the purchase price payable in respect of the number of shares of common stock purchasable upon such exercise.

Modification of Certain Other Outstanding Warrants

In connection with the purchase of the Private Placement Warrants, we modified previously issued and outstanding warrants held by the Private Placement Investors that were issued in connection with the Series A, B and C financings described above, to (i) reduce the exercise prices thereunder to $29.55, which represents the consolidated closing bid price of our common stock on NASDAQ immediately prior to the date we entered into the Warrant Purchase Agreement; (ii) prohibit the exercise of such modified warrants for a period of six months after the date of the modification; and (iii) extend the exercise period of such modified warrants for an additional six months (such modifications, collectively, the “Warrant Price Modifications”). Separately, we also agreed to a Warrant Price Modification with a holder of Series C Warrants solely in consideration for such holder’s waiver of certain preemptive rights. We estimated the change in fair value of these warrants immediately prior to and immediately subsequent to the Warrant Price Modification to be $336,000, and such amount was recorded as a non-cash equity offering cost.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Series E Modifications

On October 12, 2015, we entered into an Amendment No. 1 to Common Stock Purchase Warrants (the “Warrants Amendment”) with each of the holders of the Series E Warrants and each of the holders of the Private Placement Warrants. Under the terms of the Warrants Amendment, all of the Series E Warrants and 100,847 of the Private Placement Warrants had their exercise prices reduced to $16.50 per share. Accordingly, with respect to the Private Placement Warrants, 100,847 of the Private Placement Warrants have an exercise price of $16.50 per share and 1,831 of the Private Placement Warrants retain their original exercise price of $32.505 per share. In consideration for entering into the Warrants Amendment, each Series E Investor agreed to irrevocably waive ab initio and for all time its right to receive cash dividends on its shares of our Series E Preferred Stock. We estimated the change in fair value of the Series E Warrants and the affected Private Placement Warrants prior to and immediately subsequent to the Warrants Amendment to be $168,000, which was recognized as a deemed dividend and as an increase to additional paid-in capital during the fourth quarter of 2015.

On February 4, 2016, we entered into a Series E 6% Convertible Preferred Stock Repurchase Agreement (the “Repurchase Agreement”) with the Series E Investors. Pursuant to the terms of the Repurchase Agreement, we agreed to pay each Series E Investor $300 per share of Series E Preferred Stock, or approximately $656,000, in consideration for the right to repurchase the Series E Investor’s Series E Preferred Stock at a price per share of $1,000 (the “Repurchase Price”), which was the original price per share paid by the Series E Investors for their Series E Preferred Stock in February 2015. We recognized the $656,000 payment as a deemed dividend paid to the Series E investors.

Immediately following the closing of our Series F public offering discussed below, we paid $2.2 million to the Series E Investors to repurchase all of the outstanding Series E Preferred Stock, in accordance with the terms of the Repurchase Agreement. Since almost none of the Series E Preferred Stock had converted by the time we repurchased the Series E Preferred Stock, the original $890,000 beneficial conversion feature that we recognized as a deemed dividend in 2015 was reversed as a return of capital from the Series E Preferred stockholders to the common stockholders.

Series F Convertible Preferred Stock and Warrants Financing

On March 24, 2016 (the “Series F Closing”), we closed an underwritten public offering (the “Series F Offering”) and issued 8,000 immediately separable units of securities to investors, with each unit consisting of: (i) one share of Series F convertible preferred stock (“Series F Preferred Stock”) convertible into shares of our common stock equal to 1,000 divided by the conversion price of $3.87, which was 75% of the consolidated closing bid price of our common stock on the NASDAQ Capital Market on March 18, 2016, the date we executed the underwriting agreement (“UA date”); and (ii) 258.397875 warrants, each to purchase one share of our common stock at an exercise price per share equal to $5.17 (“Series F Warrants”), which was 100% of the consolidated closing bid price of our common stock on the NASDAQ Capital Market on the UA date. The Series F Preferred Stock, the Series F Warrants, and the shares of common stock underlying the Series F Preferred Stock and Series F Warrants were registered on Form S-1, which was declared effective by the SEC on March 18, 2016. The Series F Preferred Stock was immediately convertible and the Series F Warrants were immediately exercisable for shares of common stock and have a term of five years. The Series F Warrants are exercisable for cash or, solely in the absence of an effective registration statement or prospectus, by cashless exercise. In total, there were 2,067,183 shares of common stock issuable upon conversion of the Series F Preferred Stock and up to 2,067,183 shares of common stock issuable upon exercise of the Series F Warrants.

The units were sold for a purchase price equal to $1,000 per unit, resulting in gross proceeds received by us of $8.0 million. Total offering-related costs paid through December 31, 2016 were $1.1 million, resulting in net

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

proceeds recognized of $6.9 million. Given that the effective conversion price of the Series F Preferred Stock was below the closing market price of our common stock at the time of the Series F Closing, we recognized a beneficial conversion feature in the amount of $1.9 million. Since the Series F Preferred Stock was immediately convertible into common stock, the beneficial conversion feature was treated as a deemed dividend charged to retained earnings at closing. Also, from the time of the Series F Closing through December 31, 2016, 7,031 shares of the Series F Preferred Stock have converted into 1,816,827 shares of common stock. Subsequent to December 31, 2016 through February 28, 2017, an additional 699 shares of Series F Preferred Stock converted into 180,622 shares of common stock, leaving 270 shares of Series F Preferred Stock (representing 69,734 shares of common stock) unconverted.

The Series F Preferred Stock is non-voting (except to the extent required by law and except for certain consent rights relating to amending the certificate of incorporation or bylaws, and the like), but ranks senior to our common stock with respect to distributions upon our dissolution, liquidation or winding-up. Until the volume weighted average price of our common stock on NASDAQ exceeds 200% of the conversion price of the Series F Preferred Stock for any 20 of 30 consecutive trading days, and the daily dollar trading volume during such period exceeds $200,000 per trading day, the Series F Preferred Stock is subject to full ratchet price based anti-dilution protection, subject to certain limitations. Also, the Company can force holders of Series F Preferred Stock to convert into our common stock if the volume-weighted average price of our common stock exceeds 200% of the Series F Preferred Stock conversion price for any 20 of 30 consecutive trading days, and the daily dollar trading volume during such period exceeds $200,000 per trading day, subject to certain other conditions. The Series F investors have agreed to be subject to a blocker that would prevent each of their respective common stock ownership at any given time from exceeding 4.99% of our outstanding common stock (which may be increased on 61 days’ notice, but not above 9.99%).

The Series F Warrants have a 5-year term and have a cashless exercise provision in the event there is no effective registration statement covering the common stock issuable upon exercise of the Series F Warrants. The Series F Warrants are not subject to price based anti-dilution protection. The Series F Warrants are listed on the NASDAQ Capital Market under the trading symbol “CBMXW.”

Depending on the circumstances, upon a change in control constituting a “Fundamental Transaction” (as defined in the Series F Warrants), the holders of Series F Preferred Stock may be entitled to a 30% premium and the holders of Series F Warrants may have the right to require the Company to purchase the Series F Warrants for an amount in cash that is determined in accordance with a formula set forth in the Series F Warrants.

Common Stock Purchase Warrants Repurchase Agreement

On July 11, 2016, we entered into a Common Stock Purchase Warrants Repurchase Agreement (the “Warrants Repurchase Agreement”) with the holders (the “Holders”) of our outstanding common stock purchase warrants issued in October 2012, March 2013, May 2013, June 2013, June 2014, February 2015 and April 2015 (collectively, the “Warrants”) in connection with our Series A, Series B, Series C and Series E financings. Pursuant to the terms of the Warrants Repurchase Agreement, we have agreed to repurchase the Warrants from each Holder upon execution of a “Fundamental Transaction” (as defined in such Warrants) at various negotiated prices per Warrant share as set forth in the Warrants Repurchase Agreement. Under the terms of the Warrants Repurchase Agreement, we will repurchase half of such Warrants upon the announcement of a Fundamental Transaction and the remaining half of such Warrants upon the closing of a Fundamental Transaction. In addition, upon the closing of a Fundamental Transaction, all Securities Purchase Agreements and Registration Rights Agreements associated with the original issuances of such Warrants will be terminated and the various restrictions set forth therein will no longer be of any force or effect. In connection with entering into the Warrants Repurchase Agreement, we were granted certain consents and waivers relating to a Fundamental Transaction. In

COMBIMATRIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

the event that a Fundamental Transaction is announced and consummated, we will be obligated to repurchase such Warrants for approximately $459,000 of cash consideration paid to the Holders. One half of this amount will be due within three business days of announcing the Fundamental Transaction, and the remaining half will be due within three business days of closing the Fundamental Transaction. In the event that we announce a Fundamental Transaction but never close, for whatever reason, then one-half of such Warrants will be repurchased and canceled and one-half will remain issued and outstanding. In the event that a Fundamental Transaction is never announced nor consummated, we will not be obligated to repurchase such Warrants, and the underlying terms and conditions of such Warrants will remain in effect.

Warrants

Outstanding warrants to purchase our common stock are as follows:

	Shares of Common Stock Issuable from Warrants Outstanding as of December 31,		Exercise Price
	2016	2015		Expiration
Equity-classified warrants:

March 2016	2,067,183	—	$5.17	March 2021
April 2015	100,847	100,847	$16.50	August 2020
April 2015	1,831	1,831	$32.51	August 2020
February 2015	46,676	46,676	$16.50	August 2020
June 2014	1,690	1,690	$30.90	April 2018
December 2013	388,365	388,365	$46.80	December 2018
June 2013	32,788	32,788	$29.55	June 2019
May 2013	32,788	32,788	$29.55	May 2019
March 2013	18,334	18,334	$29.55	March 2019
October 2012	11,252	11,252	$29.55	September 2018
April 2011	—	8,746	$321.00	April 2016

Total	2,701,754	643,317

12. EQUITY-BASED COMPENSATION

Our employees participate in the CombiMatrix Corporation 2006 Stock Incentive Plan (the “CombiMatrix Plan”), which was approved by our board of directors in 2006. In addition, during 2005, the board of directors of our wholly owned subsidiary, CombiMatrix Molecular Diagnostics, Inc. (“CMDX”), approved the CombiMatrix Molecular Diagnostics 2005 Stock Award Plan (the “CMDX Plan”). Our board of directors believes that granting employees stock-based awards from the CombiMatrix Plan is in the best interest of our Company and our stockholders. No awards have been granted to the CMDX Plan since 2010, and it is no longer being utilized.

CombiMatrix Corporation 2006 Stock Incentive Plan

The CombiMatrix Plan is administered by the Compensation Committee (the “Committee”) of our Board of Directors. The Committee determines which eligible individuals are to receive option grants or stock issuances under the CombiMatrix Plan, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

COMBIMATRIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The CombiMatrix Plan is divided into two separate equity incentive programs: a discretionary option grant / stock appreciation right program and a stock issuance program. To date, the discretionary option grant program has been the primary program used in awarding stock-based compensation. Under the discretionary option grant program, the Committee may grant non-statutory options to purchase shares of CombiMatrix stock to eligible individuals in our employ (including employees, non-employee board members and consultants) at an exercise price not less than 100% of the fair market value of those shares on the grant date, and incentive stock options to purchase shares of CombiMatrix stock to eligible employees at an exercise price not less than 100% of the fair market value of those shares on the grant date. Options are generally exercisable over a three- or four-year vesting term following the date of grant and expire ten years after the grant date. The Committee may grant other forms of equity based compensation, such as restricted stock units (“RSU’s”), which the Committee awarded to certain executives and directors of the Company for the first time during 2014. RSUs vest in equal annual installments over a four-year period following the date of grant. At December 31, 2016, there were 183,086 authorized shares under the CombiMatrix Plan, with 2,152 shares available for grant.

The following is a summary of the stock option activities under the CombiMatrix Plan for 2016 and 2015:

	Shares	Weighted Average Exercise Price	Weighted Average Contractual Term	Aggregate Intrinsic Value (’000s)
Balance at December 31, 2014	45,790	$147.30	8.0 years	$—
Granted	42,149	$24.00
Exercised	—	$—
Forfeited	(16,811)	$44.40
Canceled	(1,133)	$45.30

Balance at December 31, 2015	69,995	$99.19	8.2 years	$—
Granted (non employees only)	6,832	$3.88
Exercised	—	$—
Forfeited	(9,312)	$24.70
Canceled	(2,882)	$255.66

Balance at December 31, 2016	64,633	$92.87	7.3 years	$—

Exercisable at December 31, 2015	17,372	$309.00	6.0 years	$—

Exercisable at December 31, 2016	29,358	$175.30	6.2 years	$—

Information related to options granted under the CombiMatrix Plan for 2016 and 2015 is as follows:

	December 31,
	2016	2015
Weighted average fair values of options granted	$—	$18.47
Options granted with exercise prices:
Greater than market price on the grant date	—	—
Equal to market price on the grant date	6,832	42,149
Less than market price on the grant date	—	—

The aggregate fair value of options vested during the years ended December 31, 2016 and 2015 was $424,000 and $321,000, respectively. As of December 31, 2016, the total unrecognized compensation expense related to non-vested stock option awards was $500,000, which is expected to be recognized over a weighted average term of approximately 1.9 years.

COMBIMATRIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following is a summary of the RSU activities under the CombiMatrix Plan for 2016 and 2015:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Nonvested RSU’s at December 31, 2014	20,179	$42.45
Granted	26,447	$23.85
Vested	(5,041)	$42.45
Canceled	(2,784)	$19.67

Nonvested RSU’s at December 31, 2015	38,801	$31.20
Granted	89,664	$2.88
Vested	(10,953)	$32.45
Canceled	(1,211)	$32.74

Nonvested RSU’s at December 31, 2016	116,301	$9.21

As of December 31, 2016, the total unrecognized compensation expense related to RSUs was $751,000, which is expected to be recognized over a weighted-average period of approximately 2.3 years.

CombiMatrix Molecular Diagnostics 2005 Stock Award Plan

Our wholly owned subsidiary, CMDX, executed the CMDX Plan, with plan provisions and terms similar to that of the CombiMatrix Plan as described above. At December 31, 2016, there were 4.0 million authorized shares available under the CMDX Plan, with 4.0 million shares available for grant. However, our Board of Directors has no intention of utilizing this plan in the future.

The following is a summary of stock option activities for the CMDX Plan for 2016 and 2015:

	Shares	Weighted Average Exercise Price	Weighted Average Contractual Term	Aggregate Intrinsic Value (’000s)
Balance at December 31, 2014	291,000	$0.34	2.1 years	$51
Granted	—	$—
Exercised	—	$—
Canceled	(140,000)	$0.16

Balance at December 31, 2015	151,000	$0.50	0.4 years	$36
Granted	—	$—
Exercised	—	$—
Canceled	(151,000)	$0.50
Balance at December 31, 2016	—	$—	—	$—

Exercisable at December 31, 2015	101,000	$0.50	0.4 years	$24

Exercisable at December 31, 2016	—	$—	—	$—

There were no option grants during 2016 or 2015 under the CMDX Plan. The fair value of options vested during the years ended December 31, 2016 and 2015 was not significant.

COMBIMATRIX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Stock Option Awards Granted to Non-Employees

Stock option expense reflected in the consolidated statements of operations related to stock options issued to our non-employee scientific advisory board members and consultants are recognized at fair value using the Black-Scholes option-pricing model with weighted average assumptions as disclosed in Note 2 under “Stock-Based Compensation.” For the years ended December 31, 2016 and 2015, non-cash charges recognized from stock option awards granted to non-employees was not significant.